THIRD AMENDMENT
                                     TO THE
                           THIRD AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                     PLM EQUIPMENT GROWTH & INCOME FUND VII


         This Third Amendment ("Amendment") to the Third Amended and Restated Limited Partnership Agreement of PLM Equipment Growth & Income Fund VII ("Partnership") is executed as of March 25, 1999, by its General Partner, PLM Financial Services, Inc., a Delaware corporation ("General Partner"), pursuant to Article XVIII of the Agreement (as defined below). All capitalized terms not otherwise defined herein shall have the meanings as set forth in the Agreement.

                                    RECITALS

         The Partners entered into a Third Amended and Restated Partnership Agreement as of May 10, 1993, a First Amendment to the Third Amended and Restated Limited Partnership Agreement as of May 28, 1993, and a Second Amended and Restated Limited Partnership Agreement as of January 21, 1994 (collectively, the "Agreement").

         The General Partner now amends the Agreement, pursuant to Article XVIII, paragraph two, subsections (1) and (2), to add to the General Partner's representations, duties or obligations for the benefit of the Limited Partners, and to cure any ambiguity or to correct any inconsistency that may exist in
Section 3.12 of the Agreement. In executing this Amendment, the General Partner represents, warrants and agrees, and will take all action to ensure, that this Amendment does not, and will not, detrimentally affect the Cash Distributions of the Limited Partners or Assignees or the management of the Partnership by the General Partner.

         Now, therefore, the Agreement is amended as follows:

1.       Section 3.12 is amended to read in its entirety as follows:

         "Special Allocation of Gross Income:

                  After making all other allocations required pursuant to this agreement, Gross Income in each taxable year of the Partnership shall be specially allocated to the General Partner to the extent necessary to cause the Investment Account balance of the General Partner to be zero as of the close of such taxable year."

         IN WITNESS WHEREOF, the General Partner has duly executed this Amendment as of March 25, 1999

                                             PLM Financial Services, Inc.,
                                             A Delaware corporation,
                                             General Partner and as
                                             Attorney-in-fact for an on
                                             behalf of the Limited Partners

                                             By:  /s/ Douglas P. Goodrich
                                                  ------------------------
                                             Title:  President
                                                   --------------------
                                             Name: __________________